EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 25, 2017 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Jack Henry & Associates, Inc.'s Annual Report on Form 10‑K for the year ended June 30, 2017.
We also consent to the incorporation by reference in this Registration Statement of our report dated June 29, 2017 relating to the financial statements, which appears in the Annual Report of Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan on Form 11-K for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
August 25, 2017